Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
SEI Catholic Values Trust:

We consent to the use of our report dated April 26, 2018, with respect to the financial statements of the SEI Catholic Values Trust, comprised of the SEI Catholic Values Equity Fund, and the SEI Catholic Values Fixed Income Fund, as of February 28, 2018, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 28, 2018